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                                                                    Exhibit 7(1)

                        (CANARGO ENERGY CORPORATION LOGO)

                 FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

FEBRUARY 12, 2002

                CANARGO CLOSES NOK 15.3 MILLION PRIVATE PLACEMENT

Oslo, Norway - CanArgo Energy Corporation (OSE: CNR, OTCBB: GUSH) is pleased to announce that it has closed a private placement of approximately 5.2 million shares at NOK 2.95 per share (approximately US$ 0.33 per share) being the weighted average price per share on February 8, 2002 on the Oslo Stock Exchange. Gross proceeds from the placement were some NOK 15.3 million (approximately US$1.7 million). After completion of the private placement, CanArgo will have some 97.2 million common shares issued and issuable.

The proceeds of the issue will be used for working capital and future capital expenditures in Georgia following termination of the AES Participation Agreement.

ABG Sundal Collier ASA acted as placement agents for this transaction. The shares to be issued in connection with this placement were issued under Regulation S of the Securities Act of the United States and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration or an applicable exemption from registration. The Offering will not require a prospectus under the Securities Trade Act of 1997, Chapter 5 as the Offer is in compliance with the exemptions from the obligation to prepare a prospectus in connection with offers made to professional investors (the securities issued in minimum lots of EURO 40,000 in terms of subscription price).

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the republic of Georgia and Ukraine.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered


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together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For further information, contact:

UNITED KINGDOM                                 NORWAY
Anthony Potter                                 Eric Cameron - Gambit AS
Chief Financial Officer                        Tel: +47 22 04 82 00
CanArgo Energy Corporation                     Fax: +47 22 04 82 01
Tel: +44 (0) 20 7808 4700
Fax: +44 (0) 20 7808 4747

E-mail:  info@canargo.com
web:     www.canargo.com